Exhibit 10.15

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of February 6, 2006 by and among Pregis Holding I Corporation, a Delaware corporation (“Pregis I”), and its wholly owned subsidiaries, Pregis Holding II Corporation, a Delaware corporation (“Pregis II”) and Pregis Corporation, a Delaware corporation (“Pregis”) (Pregis I, Pregis II and Pregis, collectively, the “Employers” and individually an “Employer”), and Vincent P. Langone (“Executive”).

RECITALS

WHEREAS, Executive desires to be employed by Employers;

WHEREAS, Employers desire to employ Executive and to utilize his management services as indicated herein, and Executive has agreed to provide such management services to Employers; and

WHEREAS, as a condition precedent and a material inducement for Employers to employ and pay Executive, Executive has agreed to execute this Agreement and the Noncompetition Agreement, dated as of the date hereof, between Pregis I and Executive (the “Noncompetition Agreement”), and be bound by the provisions herein and therein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

PROVISIONS

1. Term and Duties. Employers hereby agree to employ Executive as President and Chief Executive Officer, with customary duties and responsibilities as presidents and chief executive officers of companies of comparable size, type and nature, commencing on February 6, 2006 (the “Start Date”) and continuing for a period of three (3) years (the “Initial Term”) or until terminated in accordance with this Section 1 or Section 4. Unless terminated by either Executive or Employers by written notice delivered at least thirty (30) days prior to the expiration of the Initial Term, Executive’s employment shall continue for successive one (1) year terms (each one (1) year term hereinafter referred to as a “Subsequent Term” and, together with the Initial Term, the “Term”) until terminated by written notice delivered at least thirty (30) days prior to the expiration of the Subsequent Term. Subject to the provisions of this Agreement, during the Term, Executive shall, to the best of his skill and ability, devote his efforts and abilities to the performance of Executive’s duties on behalf of Employers and to the promotion of their interests consistent with and subject to the direction and control of the

Board of Directors of each Employer (the “Board”). Executive shall report to the Board and shall devote substantially all of his business time, energies, attention and abilities to the operation of the business of Employers and shall not be actively involved in any other trade or business or as an employee of any other trade or business. Nothing in this Agreement shall preclude Executive from (i) engaging in charitable and community affairs, (ii) managing his personal investments (including acquiring or retaining securities of other companies and entities, provided such investments are passive), (iii) continuing to serve on the boards of directors of entities on which he presently serves (to the extent such service is not precluded by federal or state law or by conflict of interest by reason of his positions with Employers) which do not compete with any Employer, or (iv) subject to written approval of the Board, serving as a member of boards of directors of other companies or entities which do not compete with any Employer, or engaging in other activities which do not compete with any Employer or do not otherwise conflict with the provisions of this Agreement, in the case of each of (i) - (iv), which do not materially interfere with the performance of his duties hereunder. During the Term, Executive shall be a member of the Board of Directors of Pregis I and Pregis II.

2. Compensation During Term.

(a) Base Compensation. In consideration of the services to be rendered by Executive during the Term, Employers shall pay to Executive as base salary $550,000 per year or at such higher rate as shall be determined by the Board in its sole discretion (“Base Compensation”), payable bi-weekly and prorated for any partial employment period.

(b) Bonus. Subject to the limitations set forth in this Agreement, commencing with the fiscal year beginning January 1, 2006, Executive shall be eligible to receive an annual lump sum incentive bonus (the “Incentive Bonus”) based upon the achievement of performance goals determined by the Board in consultation with Executive. The amount of the Incentive Bonus shall be determined in the manner set forth on Schedule A hereto. For the fiscal year beginning January 1, 2006, notwithstanding the terms set forth on Schedule A, the Incentive Bonus shall be at least $275,000. The Incentive Bonus shall be paid at the same time as annual bonuses are paid to executive officers generally.

3. Benefits.

(a) Executive shall be eligible to participate in such benefit programs offered by each Employer (other than bonus plans), such as health, dental, life and disability insurance, vision, vacations and pension, as are offered to similarly-situated employees (except in the case of equity-based incentive plans where awards are subject to Board (or committee thereof) approval) and in each case on no less favorable terms of benefits than are generally available to the employees of Employers (based on seniority and salary level), subject in each case to the generally applicable terms and conditions of the plan, benefit or program in question. Notwithstanding the foregoing, Executive (and his wife and other eligible dependents) shall, on the Start Date, be fully and immediately covered under the Employers’ medical and health plans without regard to waiting periods or exclusions for pre-existing conditions.

(b) Employers shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with Employers’ policies in effect from time to time with respect to travel (including travel at reasonable intervals between Executive’s residence in New Jersey and Chicago, Illinois), entertainment and other business expenses, subject to Employers’ requirements with respect to reporting, documentation and approval of such expenses.

(c) During the Term, Employers shall pay to Executive (i) up to $25,000 per year toward the payment of premiums on life insurance policies currently in effect for the benefit of Executive and (ii) up to $11,000 per year toward the payment of premiums on disability policies currently in effect for the benefit of Executive.

(d) During the Term, Employers shall (i) lease an automobile to Executive at a cost to the Employer of not more than $1,000 per month; and (ii) pay Executive the reasonable costs of maintaining a residence in the metropolitan Chicago area (not to exceed approximately $5,000 per month). Prior to executing a lease for such residence, Executive shall consult with the Board in respect of the terms thereof.

(e) During the Term, Executive shall be entitled to paid vacation and holidays in accordance with Employers’ policy for senior executives.

4. Termination. Executive’s employment shall terminate upon the first to occur of the following (each, a “Termination Date”):

(a) The expiration of the Term;

(b) Executive’s death or disability (mentally, physically or emotionally), so that Executive cannot substantially perform his duties hereunder for a period of 135 consecutive days or for 180 days during any 365 day period during the Term;

(c) Executive’s voluntary termination of his employment for Good Reason (as hereinafter defined) upon written notice to the Employers within twenty (20) days of the event constituting Good Reason, or for any other reason upon not less than ten (10) business days’ written notice to Employers; or

(d) Employers’ termination of Executive’s employment with or without Cause (as hereinafter defined).

5. Termination Payments.

(a) Except as otherwise provided herein, if Executive’s employment is terminated pursuant to Section 1 by thirty (30) days’ prior written notice or pursuant to Section 4, Executive’s Base Compensation and other compensation and benefits, if any, shall terminate on the Termination Date.

(b) Upon termination of Executive’s employment without Cause or with Good Reason, Employers shall be obligated, in lieu of any other remedies available to Executive, to pay Executive (A) an amount equal to 1.5 times his then current Base Compensation (the “Termination Payment”); (B) (i) if the Termination Date occurs during the months of January-June of the fiscal year, a pro rata Incentive Bonus for the fiscal year in which the termination occurs (the “Target Pro Rata Incentive Payment”), based on Executive’s target Incentive Bonus for such fiscal year and assuming that the Employers attain their budgeted performance goals for such fiscal year at 100%; or (ii) if the Termination Date occurs during the months of July-December of the fiscal year, a pro rata Incentive Bonus for the fiscal year in which the termination occurs (the “Actual Pro Rata Incentive Payment”), based on Employers’ actual performance through the end of such fiscal year; (C) all accrued but unpaid amounts payable to Executive under this Agreement and under any employee benefit plan (the “Accrued Payment”); and (D) up to $60,000 of the remaining rent due on Executive’s residential lease in Chicago, but only if such lease had an original term of one year or less (the “Lease Payout”). In addition, in the event of such termination of employment, Executive shall be eligible for continuation of medical benefits on the same terms that would have otherwise applied to Executive had he remained an active employee until the earlier of (i) eighteen (18) months following the effectiveness of the Release or (ii) the date Executive becomes eligible for medical benefits from a subsequent employer (the “Continued Medical Benefits”). The Target Pro Rata Incentive Payment and the Actual Pro Rata Incentive Payment shall, in each case, be determined based on the number of days elapsed from the beginning of the fiscal year in which the termination occurs through and including the Termination Date. For purposes of clarity, Executive will be eligible to receive only one Termination Payment, one Accrued Payment and either one Target Pro Rata Incentive Payment or one Actual Pro Rata Incentive Payment (depending on when the Termination Date occurs) from Employers under this Section 5(b). Employers’ obligation to (x) make the Termination Payment, either the Target Pro Rata Incentive Payment or Actual Pro Rata Incentive Payment and the Lease Payout, and (y) provide the Continued Medical Benefits shall, in each case, be conditioned upon: (i) Executive’s continued compliance with his obligations under the Noncompetition Agreement; and (ii) Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims in a form reasonably acceptable to Employers (the “Release”). Subject to this Section 5(b) and Section 5(e), the Termination Payment and the Target Pro Rata Incentive Payment, if applicable, shall be paid in installments on Employers’ regular payroll dates occurring during the eighteen (18) month period immediately following the effectiveness of the Release. Subject to Section 5(e), the Actual Pro Rata Incentive Payment, if applicable, shall be paid at the time Employers ordinarily pay incentive bonuses to its executives with respect to the fiscal year in which the termination occurs. Notwithstanding the foregoing, such amounts shall be payable in a lump sum upon such termination if such termination occurs concurrent with or within ninety (90) days following a Transaction (as defined in the Pregis I 2005 Stock Option Plan as in effect on the date hereof).

(c) In the event of a termination of Executive’s employment pursuant to Section 4(b) as a result of his death or disability, Employers shall (i) promptly pay to Executive, his estate or legal representative, as the case may be, all amounts accrued to the date of termination and payable to Executive hereunder and under any other bonus, incentive or other plan, (ii) pay to Executive’s estate or legal representative the Target Pro Rata Incentive Payment or the Actual Pro Rata Incentive Payment, whichever is payable, at the same time such payments are made pursuant to Section 5(b), and (iii) in the case of death, for a period of eighteen (18) months, provide Executive’s spouse continued participation in the Employers’ medical insurance programs of which she is a dependent beneficiary on the date of Executive’s death.

(d) Any termination of the Term shall not adversely affect or alter Executive’s rights under any employee benefit plan of any Employer in which Executive, at the date of termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

(e) If Executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, any payments required to be made pursuant to this Section 5 which are subject to Section 409A shall not commence until six months from the Termination Date, with the first payment to be equal to the aggregate amount that would have been paid to Executive under Section 5 during the first six months immediately following the Termination Date had this Section 5(e) not been applicable.

(f) Executive shall not be required to mitigate the amount of any payments provided for under this Agreement by seeking other employment. No amounts paid to or earned by Executive following his termination of employment shall reduce or be set off against any amounts payable to Executive under this Agreement, nor, subject to Section 5(b) hereof, will any payments otherwise due to Executive hereunder be subject to offset in respect of any claims that Employers may have against Executive.

6. Definitions.

(a) “Cause” as used herein shall mean Executive’s: (i) indictment for, or plea of guilty or nolo contendere to, a felony or other crime or offense causing material harm to any Employer’s business, standing or reputation; (ii) willful misconduct or gross negligence on the part of Executive in the performance of his duties hereunder; (iii) material breach of his duty of loyalty or care to any Employer; or (iv) material breach by Executive of this Agreement, the Noncompetition Agreement or any other material written agreement with or for the benefit of any Employer to which Executive is a party or by which Executive is bound, which is not cured (to the extent curable) within five (5) business days following written notice from Employers.

(b) “Good Reason” as used herein shall mean any of the following without Executive’s prior written consent: (i) the assignment to Executive by any Employer of material duties materially inconsistent with Executive’s positions, duties, responsibilities, titles or offices as set forth herein, or any material reduction by any Employer of his material duties or responsibilities or any removal of Executive from or any failure to elect or reelect Executive to the position of President and Chief Executive Officer and, prior to an initial public offering of the common stock of an Employer, as a member of the Board of Directors of Pregis I or Pregis II, except in connection with the termination of Executive’s employment for Cause or as a result of Executive’s death, or the termination of Executive’s employment by Executive other than for Good Reason; (ii) a reduction by the Company in Executive’s Base Compensation or a materially adverse change to Schedule A hereto; (iii) the failure by Employers to obtain the specific assumption of this Agreement by any successor or permitted assigns of any Employer; (iv) failure by any Employer to materially perform its obligations under this Agreement, where such failure shall not have been remedied within 30 days after Executive shall have notified such Employer thereof; (v) the failure of Employers or their successors or permitted assigns to renew this Agreement after the Initial Term or any Subsequent Term; or (vi) movement of the Employers’ principal offices to a location more than 35 miles from Newark, New Jersey or Chicago, Illinois.

7. Expenses and Indemnification. Employers agree to pay all reasonable attorney’s fees incurred by Executive in connection with the negotiation and execution of this Agreement and related agreements, not to exceed $10,000 in the aggregate. Except as required by law, Employers shall not materially amend or terminate their existing policy of directors’ and officers’ liability insurance or the indemnification provisions of their by-laws, in each case, in a manner detrimental to Executive.

8. Consideration. Executive acknowledges and agrees that the consideration set forth in the recitals to this Agreement and the rights and benefits hereunder are all and singularly valuable consideration which are sufficient for any or all of Executive’s covenants set forth herein or in the Noncompetition Agreement.

9. No Prior Agreements. Executive represents and warrants that his performance of all the terms of this Agreement does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired in confidence, trust or otherwise) to which he is a party or by the terms of which he may be bound. Executive further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

10. Stock Purchase. Executive shall purchase 100 shares of common stock of Pregis I at a cost of $10,000 per share pursuant to the Subscription Agreement (the “Subscription Agreement”) agreed upon by Executive and Pregis I.

11. Stock Option Grant. On the Start Date, Pregis I shall grant to Executive options to acquire its common stock pursuant to the Stock Option Agreements (the “Stock Option Agreements”) attached hereto as Exhibits A and B.

12. Notices. All notices, requests, consents and demands by the parties hereto shall be delivered by hand, by confirmed facsimile transmission, by recognized national overnight courier service or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

if to Executive:

Vincent P. Langone

62 Philhower Road

Lebanon, NJ 08833

with copy to:

Torys LLP

237 Park Avenue

New York, NY 10017

Attn: Bradley P. Cost

if to Employers:

c/o AEA Investors LLC

Park Avenue Tower

65 East 55th Street

New York, NY 10022

Attn: Sanford Krieger

with copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004-1980

Attn: Christopher Ewan

Notices shall be effective immediately upon personal delivery or facsimile transmission, one (1) business day after deposit with an overnight courier service or three (3) business days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

13. Entire Agreement. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the employment of Executive, whether oral or written. Executive hereby agrees that, as of the date hereof, this Agreement shall take effect and no further employment obligations of any kind whatsoever shall be owed by Employers except as required by applicable law. This Agreement, the Noncompetition Agreement, the Stock Option Agreements and the Subscription Agreement constitute the entire agreement between the parties with respect to the matters herein provided, and no modifications or waiver of any provision hereof shall be effective unless in writing and signed by each Employer and Executive.

14. Binding Effect. All of the terms and provisions of this Agreement shall be binding upon the parties hereto and its, their or his heirs, executors, administrators, legal representatives, successors and assigns, and inure to the benefit of and be enforceable by each Employer and its successors and assigns and Executive and his heirs, executors, administrators and legal representatives, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part and except that the rights of Employers hereunder shall not be assignable other than to a successor to substantially all of its or their assets and liabilities.

15. Severability. In the event that any provision of this Agreement or application thereof to anyone or under any circumstance is found to be invalid or unenforceable in any jurisdiction to any extent for any reason, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

16. Remedies; Waiver. No remedy conferred upon Employee or Employers by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by Employee or Employers in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

17. Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

18. Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of New York, without application of conflict of laws principles.

19. Headings. The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of the Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EMPLOYERS: PREGIS HOLDING I CORPORATION

By:	/s/ Thomas J. Pryma
Name: Thomas J. Pryma Title: Vice President

PREGIS HOLDING II CORPORATION

By:	/s/ Thomas J. Pryma
Name: Thomas J. Pryma Title: Vice President

PREGIS CORPORATION

By:	/s/ Thomas J. Pryma
Name: Thomas J. Pryma Title: Vice President

EXECUTIVE:

/s/ Vincent P. Langone
Vincent P. Langone